UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 21, 2009

Popular, Inc.

(Exact name of registrant as specified in its charter)

Puerto Rico	001-34084	66-0667416
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

209 MUNOZ RIVERA AVE, POPULAR CENTER BUILDING, HATO REY, Puerto Rico		00918
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 787-765-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 21, 2009, Popular, Inc. (“Popular”) and Popular Capital Trust III (the “New Trust”) entered into an Exchange Agreement (the “Exchange Agreement”) with the United States Department of the Treasury (“U.S. Treasury”) pursuant to which the U.S. Treasury agreed with Popular that the U.S. Treasury would exchange all 935,000 shares of Popular’s outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series C, $1,000 liquidation preference per share (the “Series C Preferred Stock”), owned by the U.S Treasury for 935,000 newly issued capital securities (the “New Capital Securities”), $1,000 liquidation amount per capital security, issued by the New Trust. The New Capital Securities were issued to the U.S Treasury on August 24, 2009. The Exchange Agreement is being filed as Exhibit 10.1 to this Form 8-K.

The U.S. Treasury invested $935 million in the Series C Preferred Stock of Popular on December 5, 2008 under the U.S. Treasury’s TARP Capital Purchase Program.

The New Capital Securities were issued under the Amended and Restated Declaration of Trust and Trust Agreement, dated August 24, 2009 (the “Trust Agreement”), of the New Trust. The New Capital Securities have a distribution rate of 5% until December 5, 2013 and 9% thereafter (which is the same as the dividend rate on the Series C Preferred Stock). The common securities of the New Trust, in the amount of $1 million, are held by Popular. The Trust Agreement is being filed as Exhibit 4.1 to this

Form 8-K.

The sole asset and only source of funds to make payments on the New Capital Securities and the common securities of the New Trust is $936 million of Popular’s Fixed Rate Perpetual Junior Subordinated Debentures, Series A (the “Trust Debentures”), issued by Popular to the New Trust under the Indenture, dated as of August 24, 2009, between Popular and The Bank of New York Mellon, as trustee, as supplemented by the First Supplemental Indenture, dated as of August 24, 2009, between Popular and The Bank of New York Mellon, as trustee. The Trust Debentures have an interest rate of 5% until December 5, 2013 and 9% thereafter. The Trust Debentures are perpetual and may be redeemed by Popular at any time, subject to the consent of the Board of Governors of the Federal Reserve System. The Indenture and First Supplemental Indenture are being filed as Exhibits 4.2 and 4.3 to this Form 8-K.

Under the Guarantee Agreement, dated as of August 24, 2009, between Popular and The Bank of New York Mellon, as guarantee trustee, Popular has guaranteed the distributions on the New Capital Securities and the payment of the liquidation amount of the New Capital Securities upon liquidation of the New Trust, but only to the extent that the New Trust has funds available to make such payments. The Guarantee Agreement is being filed as Exhibit 4.4 to this Form 8-K.

Under the Exchange Agreement, Popular’s agreement that, without the consent of the U.S. Treasury, it would not increase its dividend rate per share of common stock above that in effect as of October 14, 2008 or repurchase shares of its common stock until, in each case, the earlier of December 5, 2011 or such time as all of the New Capital Securities have been redeemed or transferred by the U.S. Treasury remains in effect.

The Warrant to purchase 20,932,836 shares of Popular’s common stock at an exercise price of $6.70 per share that was initially issued to the U.S Treasury in connection with the issuance of the Series C Preferred Stock on December 5, 2008 remains outstanding without amendment.

In connection with the exchange of New Capital Securities for the outstanding shares of Series C Preferred Stock, Popular expects to file a certificate of cancellation with the Puerto Rico Department of State for the purpose of canceling the certificate of designations with respect to the Series C Preferred Stock.

The New Capital Securities were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. Popular and the New Trust will file a shelf registration statement covering the New Capital Securities and the U.S. Treasury and other future holders of the New Capital Securities also have piggyback and demand registration rights with respect to the securities. The New Capital Securities are not subject to any contractual restriction on transfer.

Popular paid an exchange fee of $13 million to the U.S. Treasury in connection with the exchange of New Capital Securities for the outstanding shares of Series C Preferred Stock.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated into this Item 3.03.

As a result of the expiration of the Corporation’s Rights Plan, the Corporation has revised the certificate for shares of its common stock to delete the legend included on the reverse relating to the Rights Plan. The revised specimen is being filed as Exhibit 4.5 to this Form 8-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated into this Item 5.03.

Item 9.01.	Financials Statements and Exhibits.

(d) Exhibits

4.1	Amended and Restated Declaration of Trust and Trust Agreement, dated August 24 2009, among Popular, Inc., The Bank of New York Mellon, as property trustee, BNY Mellon Trust of Delaware, as Delaware trustee, the administrative trustees named therein, and the several holders.

4.2	Indenture, dated as of August 24, 2009, between Popular, Inc. and The Bank of New York Mellon, as trustee.

4.3	First Supplemental Indenture, dated as of August 24, 2009, between Popular, Inc. and The Bank of New York Mellon, as trustee.

4.4	Guarantee Agreement, dated as of August 24, 2009, between Popular, Inc. and The Bank of New York Mellon, as guarantee trustee.

4.5	Specimen of Common Stock Certificate of Popular, Inc.

10.1	Exchange Agreement, dated as of August 21, 2009, among Popular, Inc., Popular Capital Trust III and the United States Department of the Treasury.

99.1	Press Release, dated August 25, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 25, 2009	Popular, Inc.

	By:	/s/ Ileana Gonzalez
Name: Ileana Gonzalez Title: Senior Vice President and Comptroller